April 1, 1998



Mr. Keith E. Williams
10501 Markison Road
Dallas, TX  75238

Dear Keith:

On behalf of Aetrium Incorporated, we are pleased to confirm our offer and your acceptance of employment as President, Aetrium/WEB Technology. This agreement includes your agreement to stay with the Company for a minimum period of three years. In this role you will report to Joseph C. Levesque, President and Chief Executive Officer.

Your salary will be $125,000 ($4,807.69 per biweekly pay period).

The Compensation Committee of the Aetrium Board of Directors has granted you an option for 50,000 shares of Aetrium stock at an exercise price of $14.875 per share, vesting equally on your anniversary date over the next three years.

Your employment will become effective today. In addition to your signing this letter agreement, your employment is conditioned upon your signing the Aetrium/WEB Technology Confidentiality Agreement, a copy of which has been provided to you for your review and signature. Please return a signed copy of that agreement together with a signed copy of this letter agreement to Joe Levesque.

You have been provided with a complete Aetrium employee benefits package. This package includes information on each of Aetrium's employee benefits including health, dental, life, supplemental life, and disability insurance programs. Information on the Company's 401(k) and flexible plans has also been included.

Although you and all other Aetrium executives are not eligible to participate in the Company's Employee Stock Purchase Plan, information on this plan has been included for future reference. Your position at Aetrium will put you in the situation of being an "insider" for stock transaction purposes and you will be subject to the same limitations and procedures as other executives at Aetrium. We need you to complete an Insider Stock Trading Agreement for our records.

Mr. Keith E. Williams
April 1, 1998
Page 2



You agree that for the three (3) year period of this agreement, you will not, directly or indirectly, as an owner, operator, employee, agent, consultant or otherwise, be involved in any business which competes with any of the businesses of Aetrium Incorporated, or which solicits the employment of any personnel employed in any such business during such three (3) year period or (with respect to employees of Aetrium/WEB Technology) within twelve (12) months prior to this date.

We acknowledge and agree that you may continue to devote time to the WEB Technology, Inc. fluids business and the machine shops in which WEB Technology, Inc. owns an interest, consistent with your responsibilities as President of Aetrium/WEB Technology.

This offer and the referenced supplementary agreements represent the sole agreement, and constitutes and expresses the entire agreement and understanding, between you and Aetrium Incorporated regarding your employment.

We are confident that your association with Aetrium will prove to be mutually challenging and rewarding, and we look forward to having you join our team.

Sincerely,


/s/ Michael J. Jaeb                         /s/ Joseph C. Levesque

Michael J. Jaeb                            Joseph C. Levesque
Vice President Corporate Human Resources   President and Chief Executive Officer
  and Administration

Accepted:


/s/ Keith E. Williams

Keith E. Williams